Exhibit 10.15

PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

Between

MAUI LAND & PINEAPPLE COMPANY, INC.,
a Delaware corporation

and

RACE RANDLE

Property: Approximately 30 acres of land within Lot 5 of the Maui Preparatory Academy Subdivision located at Honokeana, Maui

Dated: January 28, 2026

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PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

This Purchase Agreement and Escrow Instructions (“Agreement”) dated January 28, 2026 (the “Effective Date”) is between MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation, as “Seller”, and RACE RANDLE, as “Buyer”.

22.         PURCHASE OF PROPERTY. Pursuant to the terms hereof, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Property (as described in paragraph 2.1), in consideration for the payment of the Purchase Price (as described in paragraph 2.4), together with the respective promises of the parties set forth in this Agreement.

23.         BASIC TERMS.

23.1       PROPERTY. “Property” shall mean a spatial condominium unit to be created by Seller consisting of approximately 30 acres of land within Lot 5 of the Maui Preparatory Academy Subdivision (DSA File No. 4.895, Tax Map Key No. (2) 4-3-1-89) (“Lot 5”). The proposed location and boundaries of the Property are shown on the conceptual plan attached as Exhibit A attached hereto.

23.2       BUYER. “Buyer” shall mean RACE RANDLE.

23.3       SELLER. “Seller” shall mean MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation.

23.4      PURCHASE PRICE. “Purchase Price” shall mean the sum of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00). Seller’s obligations under this Agreement shall be contingent on receipt and approval by Seller’s Board of Directors of an apprisal of the Property from an independent licensed Hawaii third-party appraiser that confirms the Purchase Price is equal to or exceeds the current fair market value for the Property as of the Effective Date. Subject to Board approval, the July 2025 appraisal may be used to satisfy this requirement. The cost of the appraisal shall be shared equally by the parties.

23.5       TERMS OF PURCHASE.

(a)    The Deposit.  Buyer shall make a deposit of $50,000.00 (“Initial Deposit”) to Escrow Holder within two (2) business days after the Effective Date. Within two (2) business days after the expiration of the Due Diligence Period, Buyer shall deliver to Escrow Holder an additional deposit of $50,000.00 (“Second Deposit”) (the Initial Deposit and the Second Deposit are collectively called the “Deposit”). Upon Buyer’s request and at Buyer’s expense, the Escrow Holder shall invest the Deposit in an insured deposit account, money market fund or other form of investment approved by Buyer. Interest accrued on the Deposit shall be applied in the same manner as the Deposit. Upon the close of Escrow for this transaction (“Closing”), the Deposit and all interest accrued thereon shall be applied towards the Purchase Price. Except as otherwise provided Section 3, if Buyer elects to proceed with the purchase of the Property at the expiration of the Due Diligence Period, the entire Deposit shall be non-refundable, whether or not this transaction Closes. If Buyer elects not to proceed with the purchase of the Property at the expiration of the Due Diligence Period, or if this Agreement terminates due to exercise of a termination right set forth herein, or terminates as a result of the failure of a condition precedent to Closing as set forth herein (unless such failure occurs as a result of a default of Buyer), the Deposit, including all interest accrued thereon, shall be refunded to Buyer.

(b)    Cash at Closing.  The Purchase Price (less the Deposit and any interest accrued thereon,), plus Buyer’s share of closing costs, prorations, and fees and charges payable pursuant to this Agreement, shall be delivered to Escrow Holder as provided in paragraph 6.3. At Closing, and subject to approval of Seller’s legal counsel and Compensation Committee, Buyer may elect to relinquish and surrender to Seller any award of stock in Seller that Buyer is fully vested in as of Closing, in which case the cash due at Closing shall be reduced by the value of the surrendered stock awards at that time, net of tax payable in connection with the surrender, provided that the cash due from Buyer shall not in any case be reduced to an amount less than $0.

(c)    Post-Closing Value True-Up. Buyer and Seller shall have the Property appraised as of the 5th anniversary of the Closing Date by an independant licensed Hawaii appraiser mutually acceptable to both parties. The cost of the appraisal shall be shared equally. Such appraisal shall value the land only at its highest-and-best use, and shall specifically exclude Buyer’s Improvements. If the value determined by such appraisal exceeds the Purchase Price, then Buyer shall pay to Seller the difference between the Purchase Price and such appraised value, provided that regardless of the appraised value the additional payment shall not exceed $600,000. Such payment shall be considered to be part of the Purchase Price, shall be payable to Seller within 90 days of completion of the appraisal. If at the 5th anniversary of the Closing Date Buyer remains Chief Executive Officer of Seller, then at Buyer’s election Buyer may pay the amount due in installments of $100,000, without interest, commencing on that date and continuing on each anniversary of that date until the amount is paid in full. Until the amount due under this section is determined, Buyer shall maintain ownership of stock in Seller or vested stock awards in Seller, with a market value of $600,000, which may be applied to pay the amount due in case of Buyer’s failure to make such payment. No payment shall be required under this Section is Seller exercises the buy-back right on the 5th anniversary of Closing that is set forth in Section 3.4 below. This Section shall survive Closing.

23.6       EFFECTIVE DATE. The effective date (“Effective Date”) of this Agreement shall be the date Seller and Buyer execute this Agreement.

23.7       DUE DILIGENCE PERIOD. The “Due Diligence Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Hawaii Standard Time on the date that is ninety (90) days after the Effective Date, for Buyer to determine whether Buyer may feasibly acquire and develop the Property as provided in paragraph 3.2.

23.8       ESCROW. The “Escrow” shall mean an escrow account established at the Escrow Holder which shall be opened as provided in paragraph 8.2.

23.9       ESCROW HOLDER. The “Escrow Holder” shall mean Title Guaranty Escrow Services, Inc., attention Jeremy Trueblood.

23.10     TITLE COMPANY. The “Title Company” shall mean Title Guaranty of Hawaii, Inc.

23.11    TITLE POLICY. The “Title Policy” shall mean a Hawaii Standard Form Owner’s Policy of Title Insurance with those endorsements accepted by the Title Company prior to the end of the Due Diligence Period with no exceptions or exclusions to coverage except for the reservations, covenants and exceptions as set forth in this Agreement and except for the Condominium Documents (defined below) and those set forth in schedule B (excluding, however, those Disapproved Exceptions Seller has agreed to cure pursuant to paragraph 3.1(b) below) on the Title Commitment (as hereinafter defined) and matters shown on the Survey, unless otherwise agreed to by Buyer (“Permitted Exceptions”).

23.12    BROKERS. Buyer warrants and represents to Seller that Buyer is not and has not been represented by any agent or broker in connection with the transaction contemplated by this Agreement and that no commissions, finders fees or other like compensation to third parties will be payable by Seller in connection with this transaction as a result of Buyer’s actions.

23.13    SHARED APPRECIATION. If Buyer sells the Property on or before the 10th anniversary of the Closing Date, Buyer shall at the close of the sale pay to Seller out of escrow an amount determined as subtracting Buyer’s Costs from the Net Sales Price, and then multiplying the result by the Applicable Shared Appreciation Percentage. As used in this Section, “Net Sales Price” means the gross purchase price for the resale of the Property less reasonable and customary closing costs and commissions paid to third-party brokers (but excluding payoffs of mortgages or other monetary liens), all as shown on Buyer’s final escrow settlement statement, and “Buyer’s Costs” mean the Purchase Price (including any post-Closing payment under Section 2.5(c)) plus all reasonably documented financial costs paid or incurred by Buyer to improve the Property and to design, permit and build Buyer’s Improvements (but excluding financing and mortgage interest costs) (the “Development Costs”). For purposes of this Section, the Applicable Shared Appreciation Percentage shall mean 100% for the period from the Closing Date to the 1st anniversary of the Closing Date, 90% for the period from the 1st to the 2nd anniversary, and then continuing to reduce by 10% at each anniversary until the Applicable Shared Appreciation Percentage reaches zero on the 10th anniversary of Closing. If the sale occurs before the post-Closing payment under Section 2.5(c) is due, then “Buyer’s Costs” shall also include the amount of $600,000, which escrow shall pay to Seller at the closing in lieu of payment under Section 2.5(c). Buyer shall on request provide Seller with such documentation as Seller may reasonably request in order to calculate the amount payable under this Section. This Section shall survive Closing.

23.14    10-YEAR OWNER OCCPANCY REQUIREMENT. As an essential inducement to Seller to enter in to this Agreement, Buyer agrees that Buyer shall reside at the Property as Buyer’s principal residence for, at a minimum, the period commencing on Buyer’s completion of Buyer’s Improvements (as defined below) and ending on the 10th anniversary of Closing. If Buyer does not comply with this requirement, Seller shall have the option to repurchase the Property from Buyer for the Purchase Price plus the Development Costs. Seller may exercise this option by written notice to Buyer, which shall set a date within 45 and 60 days of the notice on which Buyer shall reconvey the Property (the “Repurchase Closing”). Such reconveyance must be free and clear of any mortgages or other liens made or suffered by Buyer, and at the Repurchase Closing Buyer shall cause the Title Company to issue Seller an owner’s policy of title insurance insuring such title. Buyer shall deliver possession of the Property to Seller at the Repurchase Closing free and clear of any tenants or other occupants and any personal property, in good order and conditions. In addition to its repurchase option, Seller may also elect to require Buyer to pay to Seller any rents Buyer receives for any periods in which Buyer does not reside in the Property as a principal residence. This Section shall survive Closing.

24.         CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE. Subject to the notice and cure rights set forth in paragraph 7.2 below, Buyer’s obligation to purchase the Property is subject to the satisfaction or waiver of all conditions set forth in this paragraph 3 below (which are for Buyer’s benefit) within the time periods specified.

24.1       TITLE CONDITION.

(a)    Prior to the Effective Date, Seller has delivered to Buyer a current preliminary report for the existing parcel of land that contains the Property (the “Preliminary Report”). Seller has no obligation to provide a Survey of the Property. No later than ten (10) days before the last day of the Due Diligence Period, Buyer may disapprove of any of the matters reflected in the Preliminary Report by delivering written notice to Seller and Escrow Holder (the “Notice of Defect”) specifying each matter shown in the Title Commitment or Survey which is disapproved by Buyer (each a “Disapproved Exception”) and stating the reasons for each disapproval. Seller’s failure to receive the Notice of Defect within the Due Diligence Period shall be conclusively deemed to constitute Buyer’s approval of the Preliminary Report and satisfaction of the title condition under this paragraph 3.1.

(b)    Within five (5) days after receiving the Notice of Defect, Seller shall deliver to Buyer and Escrow Holder notice as to whether Seller elects, in its sole discretion, to cure or not cure each of the Disapproved Exception(s). Buyer’s failure to receive any notice from Seller within that 5‑day period shall be deemed to be notice to Buyer that Seller elected not to cure the Disapproved Exception(s). If Seller elects not to cure one or more Disapproved Exception(s), Buyer may terminate this Agreement prior to the expiration of the Due Diligence Period. If Buyer does not so terminate this Agreement, Buyer will be deemed to have waived its disapproval of such Disapproved Exception(s) Seller has elected not to cure and Buyer shall have agreed to acquire title to the Property subject to such Disapproved Exception(s).

(c)    If Buyer properly terminates this Agreement as provided in this paragraph 3.1, the Deposit shall be returned to Buyer as provided in paragraph 7.3.

(d)    A Disapproved Exception shall be considered to have been cured by Seller if the Title Company agrees to issue the Title Policy (including any applicable endorsement approved by Buyer in its reasonable discretion) to Buyer either without that Disapproved Exception being reflected as an exception to coverage under the Title Policy or noting such exception and providing an endorsement insuring over such noted exception. The cost of such endorsement shall be borne by Buyer.

(e)    Notwithstanding the foregoing, Seller shall be obligated to discharge any mortgages or notes secured by deeds of trust, and other monetary liens affecting the Property (other than governmental liens such as taxes and assessments not yet due) which are not the result of Buyer’s conduct or actions.

(f)    Notwithstanding the foregoing, Buyer agrees that the Limited Warranty Unit Deed from Seller to Buyer shall be subject to the Condominium Documents described below and any other reserved easements and rights set forth in this Agreement.

24.2       FEASIBILITY CONDITION & APPROVAL OF CONDOMINIUM DOCUMENTS.

(a)    Within five (5) days after the Effective Date, Seller shall deliver to Buyer the documents in Seller’s possession that are relevant to Buyer’s proposed ownership, use or development of the Property.

(b)    Buyer shall have until 5:00 p.m. Hawaiian time on the last day of the Due Diligence Period to confirm, in Buyer’s sole and absolute discretion and Buyer’s sole expense, whether Buyer may feasibly acquire and use the Property for Buyer’s intended purpose. During the Due Diligence Period, Buyer shall have reviewed (or shall have had the opportunity to review) among other things: (i) the geological, soils and seismic conditions of the Property; (ii) all conditions and requirements imposed by governmental bodies having jurisdiction over the Property; and (iii) the viability of the Property for Buyer’s intended development or use. During the Due Diligence Period Seller shall provide Buyer with the form of a Declaration of Restrictive Covenants pursuant to which Seller shall reserve rights of architectural review and approval of future improvements to the Property and approval of crops to be grown on the Property (the “CC&Rs”)

(c)    If before the end of the Due Diligence Period, Buyer, in its sole and absolute discretion, determines to purchase the Property, Buyer shall notify Seller and Escrow Holder in writing (the “Acceptance Notice”). If Seller and Escrow Holder have not received an Acceptance Notice from Buyer before the end of the Due Diligence Period, Escrow shall terminate and the Deposit shall be returned to Buyer as provided in paragraph 7.3, irrespective of any instruction or other communication, oral or written, from Seller. If Seller and Escrow receive an Acceptance Notice before the end of the Due Diligence Period, this feasibility condition shall be conclusively deemed satisfied in all respects including Buyer’s approval of each of the items set out in paragraph 3.2(b), Buyer shall be obligated to make the Second Deposit, and the Deposit shall become non-refundable except as provided in paragraph 5.4, 6.1(a), or 12 hereunder, in the event of a Default by Seller, or any failure of a condition precedent to Buyer’s obligations hereunder.

24.3     CREATION AND REGISTRATION OF THE CONDOMINIUM. Promptly after the Due Diligence Period, Buyer shall at Buyer’s expense cause a licensed surveyor to survey the proposed boundaries of the Property, in coordination with Seller. The surveyed boundaries may deviate from the conceptual plan attached as Exhibit A to the extent reasonably necessary to reflect conditions on the ground discovered following Buyer’s initial clearing activities, provided that such deviations may not materially increase the total acreage of the Property or materially impair the remainder of Lot 5. Buyer’s survey shall be subject to Seller’s approval. Upon approval of Buyer’s survey Seller shall at its expense cause (a) a licensed surveyor to prepare a condominium map for the creation of the Property as a separate condominium unit within Lot 5, and (b) prepare the Declaration of Condominium Property Regime and Condominium Association Bylaws for the proposed condominium (collectively, the “Condominium Documents”) that Seller will record prior to or at Closing to create a condominium property regime pursuant to the Hawaii Condominium Property Act, Chapter 514B Hawaii Revised Statutes (the “Condominium”) in which the Property is a separate spatial condominium unit. The Condominium Documents shall include, among other things:

24.3.1    reserved rights and powers that Seller deems necessary to ensure its ability to unilaterally use, entitle, develop and or sell the remainder of Lot 5;

24.3.2    the right (but not the obligation) of Seller to subdivide the Property from the remainder of Lot 5 as a separate lot (the “Subdivision”). Seller shall bear the costs of the Subdivision, provided that Buyer shall bear the costs of any required improvements or other actions that primarily benefit the Property. In case Seller initiates a Subdivision, Buyer shall cooperate reasonably in the processing of the Subdivision and shall, upon final approval of the subdivision, cooperate in the termination of the Condominium and such conveyances as are necessary to vest Buyer and Seller with fee title to their resulting Lots, free and clear of any mortgages or other monetary liens incurred by the other. This means, among other things, that if Buyer has a mortgage loan Buyer must at its expense secure it’s lender’s agreement to modify the mortgage to reflect the conversion of the Property from a condominium unit to a lot. In any such subdivision, the Property shall be allocated its existing water meter(s), if any, and all available future subdivision potential shall be reserved to the remainder of Lot 5.

This transaction shall be subject to the parties’ mutual approval of the Condominium Documents no later than 30 days after Seller’s delivery of them. If the parties are unable to agree either may terminate this Agreement without liability, in which case the Deposit shall be refunded to Buyer. Upon mutual approval of the Condominium Document Seller shall promptly proceed to record the Condominium Documents, and register the Condominium with the Real Estate Commission of the State of Hawaii, and secure an effective date for a Developer’s Public Report for the Condominium Project (“DPR”). Upon issuance of the effective date for the DPR, Buyer shall execute such documentation as Seller reasonably requires to confirm Buyer’s affirmation of this Agreement and Buyer’s waiver of any cancellation rights.

24.4      BUYER’S DESIGN, PERMITTING AND FINANCING; SELLER BUY-BACK RIGHT. Promptly following Buyer’s issuance of its Acceptance Notice, Buyer shall commence and diligently pursue the design, permitting and mortgage financing of Buyer’s planned improvements at the Property (“Buyer’s Improvements”). Buyer’s obligation to close its purchase is contingent on (a) satisfaction of all conditions to the County’s of Maui’s issuance of the permits and approvals required for vertical construction of Buyer’s Improvements other than payment of permit fees, such that the County will issue such permits and approvals upon payment of those fees (“Permit Approval”), and (b) Buyer’s receipt of final loan approval form a lender of Buyer’s choice for the financing of construction of Buyer’s Improvements no later than 120 days after Permit Approval. The “Closing Date” shall be a mutually agreeable date no later than thirty (30) days after the date on which both of these contingencies have been satisfied. Buyer shall keep Seller apprised of Buyer’s progress in satisfying these conditions. If these conditions have not been satisfied within 36 months after Buyer’s Acceptance Notice, Buyer or Seller may terminate this Agreement without liability, and the Deposit shall be returned to Buyer. If this transaction does not close for this or any other reason, upon Seller’s request Buyer shall cooperate to transfer to Seller all of Buyer’s rights in and to its designs, plans, contracts, permits and approvals for Buyer’s Improvements.

It shall be Buyer’s responsibility to obtain and pay for any lines, meters and/or the utility providers’ agreement to provide utility service to the Property and Buyer’s Improvements. It is understood that Seller shall not be obligated to pay for any costs associated with any meters, service connections, additional lines or the placing of electrical or telephone lines underground. It is Buyer’s responsibility to ascertain the availability of, and Buyer assumes all risk with respect to the availability or non-availability of, water and utility service for the Property. It is Buyer’s responsibility to pay all other costs of development of Buyer’s Improvements that are not expressly the responsibility of the Seller under the Agreement, including but not limited to offsite utility costs and road improvement costs and requirements.

If Buyer does not complete vertical construction of Buyer’s Improvements in accordance with the plans approved by the County of Maui prior to Closing by the 5th anniversary of Closing, Seller may elect to repurchase the Property from Buyer in its then-exiting condition for the Purchase Price. In order to exercise this right Seller must give Buyer written notice within 90 days after the 5th anniversary of Closing. In that case, Buyer and Seller shall close the repurchase of the Property within forty-five days after such notice through Escrow Holder. Seller shall pay Buyer the purchase price in cash at such closing, and Buyer shall convey the Property to Seller by limited warranty unit deed conveying fee simple title subject only to the Permitted Exceptions, and free and clear of any mortgages or other monetary liens made or suffered by Buyer. At such closing Buyer shall assign to Seller all of Buyer’s rights in and to its designs, plans, contracts, permits and approvals for Buyer’s Improvements. Closing costs and prorations for such closing shall be as set forth in this Agreement. This Paragraph shall survive Closing.

24.5       ISSUANCE OF TITLE POLICY. The Title Company shall be irrevocably and unconditionally prepared to issue the Title Policy to Buyer as of Closing insuring fee simple title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions.

24.6       DELIVERY OF DOCUMENTS. Seller shall have signed, acknowledged and timely delivered all monies, documents and instruments to Escrow Holder as required by paragraph 6.2 below.

24.7       PERFORMANCE OF COVENANTS. Seller shall have complied in all material respects with the terms and provisions of this Agreement, including without limitation the covenants set forth in paragraph 10.8.

24.8       NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Seller’s representations and warranties set forth in paragraph 10.5.

25.       OPERATION OF PROPERTY AFTER DUE DILIGENCE PERIOD AND PRIOR TO CLOSING. Seller does not currently maintain the Property and shall have no ongoing obligation to maintain or improve the Property. Seller shall not encumber the Property after the Due Diligence Period except as provided herein or in the Condominium Documents without Buyer’s written consent, which consent may be withheld in Buyer’s reasonable discretion.

26.        CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE. Subject to the notice and cure provisions set forth in paragraph 7.2 below, Seller’s obligation to sell the Property is subject to the satisfaction (or waiver) of all conditions set forth below (which are for Seller’s benefit) within the time periods specified.

26.1       PERFORMANCE OF COVENANTS. Buyer shall have complied in all material respects with the terms and provisions of this Agreement.

26.2       DELIVERY OF DOCUMENTS. Buyer shall have signed, acknowledged and delivered all monies, documents, and instruments to Escrow Holder as required by this Agreement.

26.3       NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Buyer’s representations and warranties set forth in paragraph 10.4.

27.         CLOSING.

27.1      THE CLOSING. The Closing and Close of Escrow shall occur on the Closing Date determined in accordance with Section 3.4. The term “Close of Escrow” and “Closing Date” are used in this Agreement to mean the date and time the Limited Warranty Unit Deed is recorded by the Escrow Holder in the Bureau of Conveyances of the State of Hawaii.

27.2       SELLER’S CLOSING OBLIGATIONS. On or before 5:00 p.m. on the second business day immediately before the anticipated Close of Escrow, Seller shall deliver to Escrow Holder:

(a)    The CC&Rs and the Condominium Documents, signed and acknowledged by Seller, unless previously recorded.

(b)    A Limited Warranty Unit Deed with Reservations, Power of Attorney, and Covenants in the form of attached Exhibit B (the "Limited Warranty Unit Deed"), signed and acknowledged by Seller, conveying the Property to Buyer subject only to the Permitted Exceptions.

(c)    A recordable Memorandum of Post-Closing Agreements and Obligations in the form attached as Exhibit C (the “Memorandum”) that documents of-record the provisions of this Agreement in Sections 3.2(c) (Purchase Price True-Up), 2.13 (Shared Appreciation), 2.15 (10-Year Owner Occupancy Requirement), and 3.4 (Seller Buy-Back Right).

(d)    A certificate of Seller in the form required of an entity transferor as set forth in Section 1.445-2T(b)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986 and a certificate of exemption from the withholding of tax on the disposition of Hawaii real property (Form N-289).

(e)    A State of Hawaii conveyance tax certificate.

(f)    Any additional funds and/or instruments (signed and acknowledged by Seller, if appropriate) as may be necessary to comply with this Agreement.

(g)    Such customary title affidavit or other documents reasonably required by Escrow Holder in order to deliver the Title Policy in accordance with the terms hereof.

(h)    Resolutions of Seller authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such sale to execute, acknowledge and deliver such instruments and agreements on behalf of Seller, and such other resolutions, authorizations and/or evidence of authority as Escrow Holder or the Title Company may reasonably require in connection with this transaction.

(i)    Any other documents, instruments, records, correspondence or agreements called for hereunder which have not previously been delivered, or which are reasonably required by Escrow Holder, the Title Company or otherwise to consummate the sale of the Property in accordance with this Agreement.

27.3       BUYER’S CLOSING OBLIGATIONS. On or before 5:00 p.m. on the second business day immediately before the anticipated Closing Date, Buyer shall deliver to Escrow Holder the following, duly executed when required:

(a)    Cash equal to that amount provided for in paragraph 2.5(c). The cash must be by direct deposit or by wire transfer of funds actually made in Escrow Holder’s depository bank account by 1:00 p.m. on the second business day immediately before the anticipated Closing Date.

(b)    Any additional funds and/or instruments (signed and acknowledged by Buyer, if appropriate) as may be necessary to comply with this Agreement.

(c)    The Limited Warranty Unit Deed and the Memorandum, signed and acknowledged by Buyer.

(d)    A State of Hawaii conveyance tax certificate.

27.4       TITLE POLICY.

(a)    As of the Close of Escrow, the Title Company shall issue and deliver to Buyer, the Title Policy with liability in the amount of the Purchase Price, insuring title to the Property vested in Buyer, subject only to the Permitted Exceptions. The Title Policy described in this paragraph 6.4(a) shall be paid for as provided in Section 8.5.

(b)    If Buyer desires any special endorsements to the coverage provided by the Title Policy (including, without limitation, extended ALTA coverage), Buyer shall obtain a commitment therefor prior to the expiration of the Due Diligence Period and shall pay for these endorsements and coverage, including the cost of any ALTA survey required as a condition of such endorsements and coverage. The issuance of the endorsements and/or coverage shall not delay the Closing or extend the Due Diligence Period or the Due Diligence Period.

(c)    After the Close of Escrow and issuance of the Title Policy, except for breaches of warranties of title in the Limited Warranty Unit Deed, the issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Property, and Buyer agrees that the only remedy of Buyer for damages incurred by reason of any defect in title shall only be against the Title Company.

28.         TERMINATION OF THIS AGREEMENT.

28.1      If Escrow fails to close as of 5:00 p.m. on the Closing Date, either party may terminate this Agreement and Escrow shall terminate and cancel without further action by Escrow Holder or any party and notwithstanding any provision contained in Escrow Holder’s general provisions. Termination of this Agreement and cancellation of Escrow, as provided in this paragraph, shall be without prejudice to whatever legal rights Buyer or Seller may have against each other arising from this Agreement.

28.2      If any condition or performance is not satisfied or waived within the time period and in the manner set forth in this Agreement (“Default”), then the party for whose benefit the condition or performance exists may terminate this Agreement after providing five (5) business days written notice and opportunity to cure to the other party and the failure of such party to satisfy or cure such Default (except that in the event the nature of such Default requires longer than five (5) business days to cure, then the cure period shall be extended, together with the Closing Date, if applicable, for such reasonable period of time to allow such party to diligently complete its cure of same). Notwithstanding the foregoing, in the event of a monetary Default, the cure period shall be limited to three (3) business days and in the event of a Default by failing to close on the Closing Date, there shall be no cure period.

28.3       If either party elects to terminate this Agreement pursuant to a right to do so hereunder, then each of the following shall occur, and upon completion thereof this Agreement shall terminate: Escrow shall be deemed automatically cancelled regardless of whether cancellation instructions are signed; neither party shall have any further obligation to the other under this Agreement (except under paragraphs 11.2 and 11.3 which shall survive termination of this Agreement); all rights granted to Buyer under this Agreement and in the Property shall terminate, except as provided to the contrary in paragraph 7.6 (concerning Buyer’s right to pursue all remedies at law or in equity, including specific performance); and, except as provided to the contrary in paragraph 7.5 (concerning Seller’s right to retain the Deposit as liquidated damages), Escrow Holder shall return all funds and documents then held in Escrow to the party depositing the same and Seller shall promptly return any funds and documents paid or delivered to Seller by Escrow Holder or by Buyer outside of Escrow.

28.4       If the Escrow fails to close because of either party’s default, the defaulting party shall be liable for all Escrow cancellation and Title Company charges. If Escrow fails to close for any other reason, Buyer and Seller shall each pay one half of any Escrow cancellation and Title Company charges.

28.5      SUBJECT TO PARAGRAPH 7.2, IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT OR OTHERWISE DEFAULTS HEREUNDER FOR ANY REASON OTHER THAN SELLER’S DEFAULT (AS EVIDENCED BY WRITTEN NOTICE FROM BUYER TO SELLER AND ESCROW HOLDER) AND/OR THE NONSATISFACTION OF THE CONDITIONS TO BUYER’S PERFORMANCE SET FORTH IN PARAGRAPH 3 ABOVE, SELLER SHALL BE RELEASED FROM ALL OF ITS OBLIGATION UNDER THIS AGREEMENT, ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE DEPOSIT (THEN HELD BY ESCROW HOLDER) TO SELLER, AND SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT PREVIOUSLY RELEASED TO SELLER AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES EXPRESSLY AGREE THAT THE AMOUNT OF THE DEPOSITS RELEASED PURSUANT HERETO IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER WOULD BE DAMAGED BY BUYER’S FAILURE TO COMPLETE THIS PURCHASE AND, IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER’S ACTUAL DAMAGES, SHALL BE SELLER’S EXCLUSIVE REMEDY FOR DAMAGES BY REASON OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY OR OTHERWISE DEFAULTS UNDER THIS AGREEMENT.

28.6       Subject to paragraph 7.2, if a Seller Default should occur, Buyer shall be entitled to all remedies in law or equity, including without limitation, to assert and seek judgment against Seller for specific performance of this Agreement or for damages.

29.         GENERAL ESCROW PROVISIONS.

29.1       ESCROW INSTRUCTIONS. This Agreement when signed by Buyer and Seller shall also constitute Escrow Instruction to Escrow Holder.

29.2       OPENING OF ESCROW. Escrow Holder shall notify Buyer and Seller in writing of the date of receipt of this fully executed Agreement.

29.3     GENERAL PROVISIONS. Notwithstanding anything to the contrary in this agreement, the General Provisions of Escrow Holder, if any, which are either attached to this Agreement or later signed by the parties, are incorporated herein by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those General Provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control. If any requirements relating to the duties or obligations of the Escrow Holder are unacceptable to the Escrow Holder, or if the Escrow Holder requires additional instructions, the parties agree to make any deletions, substitutions and additions as counsel for Buyer and Seller shall mutually approve and which do not materially alter the terms of this Agreement. Any supplemental instructions shall be signed only as an accommodation to Escrow Holder and shall not be deemed to modify or amend the rights of Buyer and Seller, as between Buyer and Seller, unless these supplemental instructions expressly so provide.

29.4      PRORATIONS. All real property taxes and other assessments, and maintenance charges for the Property shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date, assuming a 30-day month, and the most current statements available to Escrow Holder. For purposes of the closing proration the current real property tax assessment of Lot 5 shall be allocated between the Property and the remainder of Lot 5 proportionately based on their respective acreages. Until such time as the County of Maui commences separate assessments of the units in the Condominium any post-Closing real property tax assessments of Lot 5 shall be allocated between Seller and Buyer based on the same proportion, provided that if the County assesses or taxes the land comprising the Property based on a different classification or use than the remainder of Lot 5 (including the imposition of any rollback tax) then Buyer shall be responsible for the taxes thus assessed. This section 8.4 shall survive closing.

29.5      PAYMENT OF COSTS. Seller shall pay the conveyance tax, recording fees, one-half of the cost of the Title Policy in accordance with paragraph 2.12 (excluding endorsements and extended coverage) in the amount of the Purchase Price, one-half of the Escrow fee, the costs of the Survey, and Seller’s attorneys’ fees. Buyer shall pay one-half the cost of the Title Policy and all premiums for special endorsements or extended coverage as provided under paragraph 6.4(b), one-half of the Escrow fee, and Buyer’s attorneys’ fees.

29.6       ESCROW HOLDER AUTHORIZED TO COMPLETE BLANKS. If necessary, Escrow Holder is authorized to insert the Closing Date as the date of the Limited Warranty Unit Deed.

29.7      RECORDATION AND DELIVERY OF DOCUMENTS. When Buyer and Seller have satisfied their respective closing obligations under paragraphs 6.2 and 6.3 and each of the conditions under paragraphs 3 and 5 have either been satisfied or waived, Escrow Holder shall cause the Limited Warranty Unit Deed to be recorded with the Bureau of Conveyances of the State of Hawaii, in a manner so that the Title Company is in a position to issue the Title Policy as provided in paragraph 6.4(a). Immediately after the Close of Escrow, Escrow Holder shall deliver to Seller and to Buyer all documents and funds to which each is entitled. After recordation, the Limited Warranty Unit Deed shall be returned to Buyer when received by the Bureau of Conveyances. As soon as practicable after recordation, Escrow Holder shall deliver a copy of all documents recorded through escrow bearing the Recorder's identifying information to Buyer and Seller.

30.        BROKERAGE COMMISSIONS. There are no brokers involved in this transaction. Each party shall indemnify and hold the other harmless from and against all liabilities, costs, damages, and expenses, including without limitation attorneys’ fees, resulting from or arising out of any claims for finder’s fees or commissions arising out of any contract or commitments made by or through the indemnifying party.

31.         CONDITION OF PROPERTY/REPRESENTATION AND WARRANTIES.

31.1      CONDITION OF PROPERTY. Except as otherwise provided herein, Buyer agrees (a) that it is purchasing the Property on an “AS IS” basis and based on its own investigation of the Property, (b) that Seller has made no warranty, representation or guarantee, expressed, implied or statutory, written or oral, including, without limitation, any implied warranty of merchantability or fitness for any purpose or of reasonable workmanship, concerning the Property or any of the improvements located thereon or therein, and (c) that Seller has made no warranty, representation or guarantee as to any government limitation or restriction, or absence thereof, pertaining to the Property, or as to the presence or absence of any latent defect, subsurface soil condition, archeological condition, environmental condition, hazardous substance, toxic waste or any other matter pertaining to the physical condition of the Property. The entire risk as to the quality and performance of the Property and Buyer’s use of the Property is with Buyer, and if the Property, or any other property included in this sale, proves defective following the Closing Date, Buyer, and not Seller, assumes the entire risk and costs of all necessary servicing, curing, correcting, or repair of the defects. In making its decision to purchase the Property, Buyer represents that it has had sufficient opportunity to review, investigate, study and conduct tests on the Property and that it has relied solely upon its investigation of the Property. Except as otherwise provided herein, all of Seller’s statements, whenever made, are made only as an accommodation to Buyer and are not intended to be relied or acted upon in any manner by Buyer. All documents, records, agreements, writings, statistical and financial information and all other information (together “Documents”) which have been given to Buyer by Seller have been delivered as an accommodation to Buyer and without any representation or warranty as to the accuracy, enforceability, or assignability of any of the Documents, all of which Buyer relies on at its own risk. Buyer acknowledges that Seller has made no representation regarding the availability of, or amount of, any fee, assessment, or cost relating to the development, construction, occupancy or ownership of the Property. Seller has not made any representation, warranty or guarantee as to any land use controls or other laws, rules, and regulations of any governmental agency having jurisdiction applicable to the Property. Buyer shall be solely responsible for complying with all land use and environmental controls and other laws, rules, and regulation, including without limitation, those pertaining to hazardous substances and toxic wastes.

31.2       ADDITIONAL DISCLAIMERS. Without limiting the other provisions set forth in this paragraph 10, Buyer acknowledges and agrees to the following:

(a)    Buyer acknowledges that (i) the Property is or may be located adjacent to or in the vicinity of various construction activities, including, but not limited to, ongoing residential and commercial and related construction (collectively, the “Development Activities”), (ii) these Development Activities may result in noise, dust, vibration and other nuisances, disturbances or hazards to Buyer and to persons and property on or within the Property; (iii) no representations or warranties are made by Seller or any of its affiliated companies, their respective employees or agents concerning plans, or the absence of plans, by Seller or others for future development of adjacent or nearby properties, and any plans for the future development of adjacent and nearby properties are subject to change in the sole and absolute discretion of Seller; and (iv) Seller makes no representations regarding the view from the Property or any view easements or rights, and the views from the Property are not guaranteed and may be altered, diminished, eliminated or blocked entirely by the future development of adjacent or surrounding properties (items (i) through (iv) are hereinafter collectively called the “Development Effects”).

(b)    Buyer acknowledges that the Property is adjacent to, nearby or in the vicinity of lands being, or which in the future may be, actively used for the growing, ranching, harvesting and processing of livestock and agricultural products (such activities being herein collectively called the “Agricultural Activities”), which activities may from time to time bring upon the Project or result in surface water runoff, noise, soot, smoke, dust, light, heat, vapors, odors, chemicals, vibrations, insect pests, agricultural chemicals, particulates and similar substances and nuisances (collectively, the “Agricultural By-Products”). Buyer hereby assumes complete risk of and forever releases Seller from all claims for damages (including, but not limited to, consequential, special, exemplary and punitive damages) and nuisances occurring on the Lot or elsewhere in the Project and arising out of any Agricultural Activities or Agricultural By-Products. Without limiting the generality of the foregoing, Buyer hereby, with full knowledge of its rights, forever: (A) waives any right to require Seller, and releases Seller from any obligation, to take any action to correct, modify, alter, eliminate or abate any Agricultural Activities or Agricultural By-Products, and (B) waives any right to file any suit or claim against Seller for injunction or abatement of nuisances. Buyer hereby agrees that any Agricultural Activities or Agricultural By-Products, and any claim, demand, action, loss, damage, liability, cost or expense arising therefrom, shall not constitute a breach of any covenant or warranty of Seller under this Agreement or be the basis for a suit or other claim for injunction or abatement of nuisances, and Buyer hereby forever waives any right to file any such suit or claim.

31.3       RESERVATION OF EASEMENTS AND OTHER RIGHTS. Without limiting the other provisions set forth in this paragraph 10, Buyer and Seller acknowledge and agree to the following:

(a)    Buyer acknowledges the Property may be subject to existing drainage and flowage from adjacent and nearby properties. The Seller shall have the right to record easments for such drainage and flowage from the adjacent and nearby properties on the Property after identifying where such drainage and flowage will cross or impact the Property. Buyer also agrees to an easement, if reasonably necessary, for Seller or Seller’s grantees to have access to adjacent and nearby properties for the Agricultural Activities described herein.

(b)    The Limited Warranty Unit Deed shall subject the Property to such other easements as Seller has granted or reserved the right to grant.

31.4      ASSUMPTION OF RISK AND WAIVERS. Buyer represents and warrants to Seller that Buyer, in Buyer’s sole discretion, has determined that the benefits of owning and enjoying the Property outweigh the risks of the physical conditions of the Property, the Development Effects, the Agricultural Activities, and the Agricultural By-Products (collectively, the “Property Conditions”). Buyer hereby irrevocably agrees to suffer and permit all actions and consequences incidental to the Property Conditions. Buyer hereby covenants and agrees to assume all risks of impairment of Buyer’s use and enjoyment of the Property, loss of market value of the Property, and property damage or personal injury arising from the Property Conditions. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions and the effect of the Property Conditions, may not have been revealed by Buyer’s investigations; and Buyer, upon Closing, shall be deemed to have waived, relinquished, and released Seller (and its officers, directors, shareholders, members, managers, employees, and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and its officers, directors, shareholders, members, managers, employees, and agents) at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental or zoning laws), the Property Conditions, and any and all other acts, omissions, events, circumstances, or matters regarding the Property. Buyer agrees that should any clean-up, remediation, or removal or hazardous substances or other environmental conditions on the Property be required after the date of Closing, such clean-up, removal or remediation shall be the responsibility of and shall be performed at the sole cost and expense of Buyer.

31.5       REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that as of the Effective Date, the last day of the Due Diligence Period and the Closing:

(a)    Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement. This Agreement is the valid, binding and enforceable obligation of Seller. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken and such action has not been rescinded or modified.

(b)    Seller is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Seller’s right to enter into and carry out this Agreement.

(c)    Seller has not received any uncured written notice from any applicable governmental authority that the Property is not in substantial compliance with any federal, state or local statute, ordinance, rule, regulation, requirement or code relating to the ownership, use and operation of the Property.

31.6       REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

(a)    Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken and such action has not been rescinded or modified.

(b)    To Buyer’s actual knowledge, without inquiry, Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

(c)    Buyer shall have examined and investigated to Buyer’s full satisfaction the physical condition of the Property and the Document Inventory during the Due Diligence Period. Except for Seller’s representation and warranties set forth in paragraph 10.4 hereof, Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller.

(d)    Prior to the Effective Date Buyer provided Seller with evidence that Buyer possesses funds sufficient to pay the Purchase Price at Closing. Buyer represents and warrants to Seller that such evidence is accurate, complete and does not omit any material information regarding Buyer’s ability to pay the Purchase Price at Closing.

The term “to Buyer’s Knowledge” shall mean the actual knowledge of Race Randle.

31.7      EFFECT AND SURVIVAL. Seller and Buyer acknowledge that the compensation to be paid for the Property has been set taking into account that the Property is being sold subject to the provisions of this paragraph 10. Seller and Buyer agree that the provisions of paragraphs 10.1 through 10.7 shall survive Closing.

31.8       COVENANTS OF SELLER. Seller hereby covenants and agrees with Buyer that from and after the execution of this Agreement until the Closing that:

(a)    Seller will maintain the Property in a condition at least as good as its condition on the date of execution of this Agreement.

(b)    Except for the agreements contemplated herein, Seller will not enter into any agreement, written or oral, that will be binding on Buyer or the Property subsequent to Closing.

(c)    Seller will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property.

(d)    Except as otherwise contemplated herein, including the Condominium Documents, Seller shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report.

(e)    Seller agrees not to take any action or fail to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement or which will cause or prevent the Title Company to issue to Buyer the Title Policy with liability in the full amount of the Purchase Price showing good and marketable title in Buyer, subject only to the Permitted Exceptions. Consistent therewith, Seller shall satisfy all customary requirements and other matters set forth in the Title Commitment so that the same are deleted and not transferred to Schedule B of the Title Policy.

31.9       COVENANTS OF BUYER.

(a)    Except for the agreements contemplated herein, Buyer will not enter into any agreement, written or oral, that will be binding on the Property prior to Closing.

(b)    Buyer agrees not to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement.

(c)    Buyer acknowledges that it shall be solely responsible for securing all governmental approvals required for its proposed use of the Property, including without limitation Special Management Area use permit and building permits. Buyer agrees that it shall not apply for any such permits or approvals prior to Acceptance Notice.

32.         ENTRY ON PROPERTY.

32.1      LICENSE TO ENTER. Before beginning any tests, investigations or site work that involve the drilling or disturbance of the surface of the Property, Buyer shall submit to Seller for its reasonable approval, Buyer’s plan for conducting the tests, work or investigations. After any entry, work, testing or investigations, Buyer shall immediately restore the Property to the Property’s condition before Buyer entered on the Property. Buyer shall not allow any dangerous or hazardous condition to be created on or arise from Buyer’s entry, work, testing or investigations on the Property. Buyer shall comply with all applicable laws and governmental regulations applicable to the Property. This limited license may be revoked by Seller at any time, and shall in any event be deemed revoked upon termination of this Agreement.

32.2      INDEMNIFICATION ON ENTRY. Buyer shall indemnify, defend and hold the Property owner, Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and parent corporations, affiliated entities, and predecessors, successors and assigns, and the Property harmless from and against all claims, loss, liability, damage, expense and cost (including, without limitation, attorneys’ fees and costs) arising from or relating to the entry of Buyer and its representatives, agents and contractors on the Property. Buyer’s obligations under this paragraph shall survive the Close of Escrow and the termination of this Agreement and shall not be limited by any insurance required under paragraph 11.3.

32.3       INSURANCE ON ENTRY. Buyer shall maintain or cause to be maintained adequate comprehensive liability insurance policies to cover Buyer’s activities on the Property. Buyer shall keep the Property free and clear of all mechanics’ liens and materialmen’s liens arising out of any of Buyer’s activities. Before entering on the Property, Buyer shall deliver to Seller a Certificate of Insurance evidencing compliance with the terms of this paragraph. The liability insurance policy shall have a combined single limit per occurrence liability limit of at least $2,000,000 for premises liability, bodily injury and property damage, shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name the Property owner and Seller as additional insureds. The insurance policy shall be maintained and kept in effect by Buyer (or Buyer’s agent), at Buyer’s (or Buyer’s agent’s) sole expense, at all times during the term of this Agreement.

33.        CONDEMNATION. If, before the Closing, all or any material portion of the Property is taken by eminent domain or is the subject of a pending taking which has not been consummated (collectively, a “Taking”), Seller promptly shall notify Buyer of the event after actual knowledge of the Taking and, in that event, Buyer shall have the option to terminate this Agreement as of the date of the Taking by delivery of written notice of Buyer’s election to Seller within fifteen (15) days after receipt of Seller’s notice. If Seller has not received Buyer’s notice within the 15-day period, then Buyer shall be deemed to have elected to terminate the transactions contemplated by this Agreement, and the condemnation proceeds shall become the property of Seller and Buyer shall have no rights to any portion of the condemnation proceeds. If Buyer elects to consummate the transactions contemplated by this Agreement, the condemnation proceeds shall become the property of Buyer. In the event Buyer elects to terminate this Agreement pursuant to this paragraph 12, Buyer and Seller shall share equally all Escrow cancellation charges, Escrow Holder shall promptly return the Deposit to Buyer and upon such reimbursement this Agreement shall terminate.

34.         GENERAL PROVISIONS.

34.1       ASSIGNMENT.

(a)    This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

(b)    Buyer may not assign its rights under this Agreement without the consent of Seller, which may be granted or withheld in Seller’s sole discretion. Any assignment shall be made not later than five (5) business days prior to the Closing Date or earlier if required in order to allow closing to proceed as scheduled.

34.2       ATTORNEYS’ FEES AND/OR COSTS. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to its reasonable costs and expenses, including without limitation, costs and reasonable attorneys’ fees.

34.3      NOTICES AND APPROVALS. Any notice, approval, disapproval, demand or other communication required or permitted to be given by any provision of this Agreement (“Notice”) which either party desires to give to the other party or to Escrow Holder shall be in writing and shall be deemed to be sufficiently given or served if: (a) delivered personally to the party to whom the notice is to be delivered; or (b) sent by mail, express mail or commercial courier addressed to the party at the party’s address as it appears in this Agreement, or at any other address as that party may from time to time specify by written notice; or, (c) given by transmittal over electronic transmitting device, such as fax machine, if the party to whom the notice is sent has such a device in its office, provided a complete copy of any notice of transmitted shall also be mailed in the same manner as required for a mailed notice. Any notice shall be deemed to be given as of the date received (and in the event of facsimile confirmed with confirmation by sender’s facsimile machine), except that if the party declines to acknowledge receipt or has changed his address and not otherwise informed the other party of the new address, receipt shall be deemed as of the date of the attempted delivery.

34.4       CONTROLLING LAW. This Agreement shall be construed under the laws of the State of Hawaii which are in effect at the time of the signing of this Agreement and which may then exist at the time of enforcement of any provisions of this Agreement that survive closing.

34.5       TITLES AND CAPTION. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

34.6      INTERPRETATION. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word “including” shall be construed as if followed by the words “without limitation.” If a dispute arises over the interpretation or construction of any provision, term, or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either Buyer or Seller.

34.7       NO WAIVER. A waiver by either party of a breach of any of the covenants, conditions or obligations under this Agreement to be performed by the other shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or obligations of this Agreement.

34.8       MODIFICATIONS. Any alteration, change, or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party.

34.9       SEVERABILITY. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

34.10    INTEGRATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS. This Agreement contains the entire understanding between the parties relating to the transaction contemplated by the Agreement. All prior or contemporaneous agreement, understandings, representations, warranties, and statements, whether oral or written, are superseded by this Agreement.

34.11    NOT AN OFFER. Seller’s delivery of unsigned copies of this Agreement is solely for the purposes of review by Buyer, and neither the delivery nor any prior communications between Buyer and Seller, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement after approval by Seller’s Board of Directors and has delivered a duplicate original to Buyer.

34.12    TIME OF ESSENCE. Time is expressly made of the essence as to the performance of each and every obligation and condition of this Agreement.

34.13    POSSESSION OF PROPERTY. Buyer shall be entitled to exclusive possession of the Property upon execution and delivery of the Limited Warranty Unit Deed.

34.14    COUNTERPARTS. This Agreement may be signed in multiple counterparts which shall, when signed by all parties constitute a binding agreement.

34.15    EXHIBITS INCORPORATED BY REFERENCE. All exhibits attached to this Agreement are incorporated in this Agreement by this reference.

34.16    COMPUTATION OF TIME. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is not a business day, and then that day is also excluded. All references to time shall be deemed to refer to Hawaii time.

34.17    SURVIVAL. Except as otherwise provided herein, all of the terms and provisions hereof shall not survive the Closing and the delivery of the Limited Warranty Unit Deed.

34.18    JOINT AND SEVERAL LIABILITY. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of those individuals or entities who compose Buyer.

34.19    BUYER’S WORK PRODUCT CONCERNING THE PROPERTY. If for any reason Buyer fails to purchase the Property, and as a condition to the return of any Deposit(s) to Buyer (if Buyer is so entitled), Buyer shall immediately assign and deliver, without recourse, representation and warranty, (and to the extent assignable) to Seller, at no cost to Seller, or authorize immediate delivery by such third parties preparing same, any and all, tests, studies, plans, reports or other materials or work product prepared by third parties, related to the Property (“Work Product”), at no cost to Seller, and any information provided to Buyer by Seller. Following delivery, Seller may use this Work Product for any purpose.

34.20    NO OBLIGATIONS TO THIRD PARTIES. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties to this Agreement to, any person or entity other than Seller and Buyer.

35.         HAZARDOUS MATERIALS DISCLOSURE AND INDEMNIFICATION.

35.1       HAZARDOUS MATERIAL DISCLOSURE. Seller and Buyer understand, acknowledge and agree that various materials may be utilized in the construction of any improvements or may already be existing in or on, around, or under the Property; and which materials may have contained materials that may have been or may in the future be determined to be toxic, hazardous or undesirable and may need to be specially treated, specially handled and/or removed from the property. (For example, some electrical transformers and other electrical components contain PCBs, and asbestos has been used in a wide variety of building components, such as fire-proofing, air duct insulation, acoustical tiling, spray-on acoustical materials, linoleum, floor tiling and plaster.) Due to current or prior uses, the property, of which the Property is a part, or the improvements thereto, may contain materials such as metal, minerals, chemicals, pesticides, arsenic, hydrocarbons biological or radioactive materials and other substances which are considered, or may in the future may be determined to be toxic waste, hazardous materials or undesirable substances. Such substances may be in above or below ground containers on the property, of which the Property are a part, or may be present on, or in soils, water, building components or other portions of the property, in areas that may or not be acceptable or noticeable.

Current and/or future federal, state and local regulations may require the clean-up of such toxic, hazardous or undesirable materials at the expense of those persons who in past, present or future have had any interest in the Property, including, but not limited to, current, past and future owners and users of any such Property. Buyer hereby releases Seller and Seller’s affiliated companies from all such liability, except to the extent of a breach of warranty of Seller under this Agreement.

SELLER AND BUYER HAVE BOTH BEEN ADVISED TO SEEK AND CONSULT WITH INDEPENDENT LEGAL COUNSEL AND HAVE CONSULTED WITH SUCH COUNSEL, TO THE EXTENT THAT EACH HAS DEEMED NECESSARY, PRIOR TO THE EXECUTION OF THIS AGREEMENT, TO DETERMINE THEIR POTENTIAL OBLIGATIONS AND LIABILITY WITH RESPECT TO SUCH TOXIC, HAZARDOUS AND UNDESIRABLE MATERIAL.

Each of Seller and Buyer represents and warrants to the other, that to its Knowledge, the Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, Hazardous Materials (as defined herein) or to environmental conditions on, or about the Property, including, but not limited to soil and ground water conditions. Seller represents and warrants to Buyer that during the time Seller has leased, owned or controlled the Property, neither Seller, nor, to the Seller’s Knowledge, any third party, has used, generated, manufactured, produced, transported or stored or disposed of, on, under or above the Property, transported to or from the property any inflammable explosives, asbestos, radioactive materials, hazardous waste, toxic substances or related hazardous materials, whether injurious by themselves or in combination with other materials (collectively “Hazardous Materials”) in violation of applicable law, except that Seller has informed Buyer that Seller or Seller’s affiliated companies have used pesticides and other chemicals on the Property in connection with agricultural operations and that some of the pesticides or other chemicals, including but not limited to arsenic, may remain on the Property. For the purpose of this Agreement, Hazardous Materials include but are not limited to substances defined as “hazardous or toxic substances”, “hazardous or toxic materials”, or “hazardous or toxic wastes”, or other form of pollutant or contaminants including petroleum, asbestos, polychlorinated biphenyls and radioactive materials in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. §1801, et. seq.; Resource Conservation and Recovery Act, 42 U.S.C. §6901, et. seq.; 42 U.S.C. Section 7401 et. seq., 33 U.S.C. Section 1251 et. seq., §25100 et. seq.; and in the regulations adopted and publications promulgated pursuant to said laws and in any relevant or corresponding or supplemental laws, of the State of Hawaii or any municipality thereof, together with any successor or amended laws or regulations as may be hereinafter promulgated, or new regulations or laws similarly purporting to regulate substances used, generated, disposed of or situated in real property which are hereinafter enacted. Buyer shall indemnify, defend and hold Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and partner corporation, affiliated entities, predecessors, successors, and assigns, harmless from and against all claims, losses, liabilities, damage, fines, causes of action, penalties, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from or relating to any use of, or conduct or presence on the Property after the Closing Date of any Hazardous Materials, including without limitation, the use, generation, storage, release, transportation, presence, and discharge of any hazardous waste or toxic substance (as defined under any applicable federal, state or local code, statue, ordinance or rule) or of any petroleum or hydrocarbon product or by-product.

36.         TAX DEFERRED EXCHANGE. Seller reserves the right to structure the conveyance of the Property to Buyer as a tax-deferred exchange under Section 1031 of the Code. Seller may assign this Agreement to a qualified intermediary in order to facilitate the Code Section 1031 exchange transaction. Seller and Buyer agree to cooperate in effecting such transaction, including, without limitation, consenting to the assignment of this Agreement to a qualified intermediary, provided that any such exchange transaction, and the related documentation, shall: (a) not require Seller or Buyer to execute any contract (other than as set forth herein), make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand Seller’s or Buyer’s obligations beyond this Agreement, (b) not delay the Closing or the transaction contemplated by this Agreement, or (c) not include Seller’s or Buyer’s acquiring title to any other property.

37.         PUBLIC DISCLOSURE. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller and their respective counsel, except that Seller may make any disclosure Seller reasonably believes is necessary to comply with applicable law or prudent as a publicly traded company.

          IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the Effective Date.

“BUYER”	“SELLER”

MAUI LAND & PINEAPPLE COMPANY, INC.

/s/ Race Randle	By: /s/ Wade Kodama
RACE RANDLE	Name: Wade Kodama
Title: Chief Financial Officer